Filed pursuant to Rule 424(b)(7)
Registration No. 333-270350

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 8, 2023)

Clearwater Analytics Holdings, Inc.

555,555

Class A Common Stock

Offered, from time to time, by the Selling Stockholders

This prospectus supplement relates to the offer and sale of 555,555 shares of Class A common stock by the selling stockholders named herein (the “Selling Stockholders”). The Selling Stockholders may, from time to time, in one or more transactions, offer and sell the shares of Class A common stock described herein at prices and on terms that will be determined at the time of the relevant offering. We will not receive any of the proceeds from the sale of our Class A common stock offered by the Selling Stockholders. The shares of Class A common stock described herein may be offered and sold through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. See the section titled “Plan of Distribution” for more information about how the Selling Stockholders may sell or dispose of its Class A common stock.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CWAN.” The last reported closing sale price of our Class A common stock on the NYSE was $18.53 per share on November 3, 2023.

Investing in our shares of Class A common stock involves a number of risks. See “Risk Factors” beginning on page S-2 of this prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of the factors you should carefully consider before deciding to purchase our Class A common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 6, 2023

Prospectus supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On March 8, 2023, we filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (File No. 333-270350) utilizing the “shelf” registration process.

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not be applicable to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find More Information.” These documents contain important information about us, our Class A common stock and other information you should consider when making your investment decision. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

We and the Selling Stockholders have not authorized any other person to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of, any information that others may give you. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since that date.

This prospectus supplement is not an offer to sell or solicitation of an offer to buy our securities in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful. Unless the context otherwise indicates, the terms “Clearwater,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Clearwater Analytics Holdings, Inc. and its subsidiaries.

RISK FACTORS

Investing in our Class A common stock involves significant risks. Please see the risk factors under “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, as amended, revised or supplemented by subsequent Quarterly Reports on Form 10-Q which have been or will be incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents we have incorporated by reference herein contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in the section captioned “Risk Factors” in this prospectus supplement and the accompanying prospectus and the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in our Annual Report on Form 10-K for the year ended December 31, 2022 (our “Annual Report on Form 10-K”) and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, the quarter ended June 30, 2023 and the quarter ended September 30, 2023 (collectively, the “2023 Form 10-Qs”), which are incorporated by reference in this prospectus supplement. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry and regulatory environment, potential growth opportunities and the effects of competition. Forward looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements in this prospectus supplement. You should read this prospectus supplement with the understanding that our actual future results may be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to factors discussed in the section of this prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Item 1A. Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, as amended, revised or supplemented by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which have been or will be incorporated by reference in this prospectus.

Forward-looking statements speak only as of the date of this prospectus or, as of the date given if provided in another filing with the SEC. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward- looking statements, even if new information becomes available in the future. Some of the key factors that could cause actual results to differ from our expectations include the following:

•

we operate in a highly competitive industry, with many companies competing for business from insurance companies, asset managers, corporations and government entities on the basis of a number of factors, including the quality and breadth of solutions and services provided, ability to innovate, reputation and the prices of services, and this competition could hurt our financial performance;

•

we are dependent on fees based on the value of the assets on our platform for the vast majority of our revenues, and to the extent market volatility, a downturn in economic conditions or other factors cause negative trends or fluctuations in the value of the assets on our platform, our fee-based revenue and earnings may decline;

•

because some of our sales efforts are targeted at large financial institutions, corporations and government entities, we face prolonged sales cycles, substantial upfront sales costs and less predictability in completing some of our sales. If our sales cycle lengthens, or if our upfront sales investments do not result in sufficient revenue, our results of operations may be harmed;

•

we have experienced considerable revenue growth over the past several years, which may be difficult to sustain, and we depend on attracting and retaining top talent to continue growing and operating our business, and if we are unable to hire, integrate, develop, motivate and retain our personnel, we may not be able to maintain or manage our growth, which could have a material adverse effect on our business, financial condition or results of operations;

•

if our investment accounting and reporting solutions, regulatory reporting solutions or risk management or performance analytics solutions fail to perform properly due to undetected errors or similar problems, our business, financial condition, reputation or results of operations could be materially adversely affected;

•

our business relies heavily on computer equipment, cloud-based services, electronic delivery systems, networks and telecommunications systems and infrastructure, the Internet and the information technology systems of third parties. Any failures or disruptions in any of the foregoing could result in reduced revenues, increased costs and the loss of clients and could harm our business, financial condition, reputation and results of operations;

•

our failure to successfully integrate acquisitions, including the JUMP acquisition, could strain our resources. In addition, there are significant risks associated with growth through acquisitions, which may materially adversely affect our business, financial condition or results of operations;

•	if we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed;

•	if our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest, and our competitive position may be harmed;

•

we may need to defend ourselves against third-party claims that we are infringing, misappropriating or otherwise violating others’ intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate;

•

the Principal Equity Owners (as defined below) will continue to have significant influence over us, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote;

•

we are classified as a “controlled company,” and as a result, we qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements. In addition, the Principal Equity Owners’ interests may conflict with our interests and the interests of other stockholders;

•	provisions in our certificate of incorporation and bylaws, may have the effect of delaying or preventing a change of control or changes in our management; and

•

if we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our Class A common stock by the Selling Stockholders. The Selling Stockholders will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of the shares of our Class A common stock to be sold by the Selling Stockholders, including registration fees, printer fees and fees and disbursements of counsel incurred in connection with the registration of such shares. The Selling Stockholders will also pay any applicable underwriting fees, discounts or commissions and transfer taxes related to any sale of their shares of our Class A common stock.

SELLING STOCKHOLDERS

We have prepared this prospectus supplement to allow the Selling Stockholders to offer and sell from time to time up to 555,555 shares of our Class A common stock for their own account. The term “Selling Stockholders” includes the parties listed in the table below and any of their transferees, pledgees, assignees, distributes, donees, lenders, successors or others who later hold any of the Selling Stockholders’ interests.

The following table sets forth information as of October 26, 2023 with respect to the beneficial ownership of our Class A common stock by the Selling Stockholders. The information in the table below with respect to percentages of beneficial ownership and percentages of combined voting power before any offering pursuant to this prospectus supplement is based on 89,945,389 shares of Class A common stock, 1,402,185 shares of Class B common stock, 39,337,746 shares of Class C common stock and 113,173,596 shares of Class D common stock issued and outstanding as of October 26, 2023.

The information set forth in the table below is based upon information obtained from the Selling Stockholders. The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of the determination date. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The Selling Stockholders below are entities related to Permira Advisers LLC, one of our principal equity owners. For more information regarding material relationships and transactions between us and Permira, see “Certain Relationships and Related Transactions, and Director Independence” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of Class A common stock that they beneficially owns, subject to applicable community property laws.

	Beneficial Ownership Before this Offering									Class A Common Stock that may be Sold Hereby	Beneficial Ownership After this Offering								Combined Voting Powers(3)
	Class A Common Stock			Class B Common Stock		Class C Common Stock(1)(2)		Class D Common Stock(1)(2)			Class A Common Stock		Class B Common Stock		Class C Common Stock(1)(2)		Class D Common Stock(1)(2)		Before this Offering		After this Offering
Name of Beneficial Owner	Shares	%		Shares	%	Shares	%	Shares	%	Shares	Shares	%	Shares	%	Shares	%	Shares	%	%		%
Other Permira Entities	555,555	*	%	—	—	—	—	—	—	555,555	—	—	—	—	—	—	—	—	*	%	*

*	Represents beneficial ownership of less than 1%.
(1)

Pursuant to the Third Amended and restated Limited Liability Company Agreement of CWAN Holdings, LLC (the “LLC Agreement”), Class C common stock (together with an equal number of LLC Interests (as defined in the LLC Agreement)) are exchangeable by certain stockholders for an equal number of Class A common stock on a one-for-one basis from time to time. Beneficial ownership of shares of Class C common reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such shares, paired with equal number of LLC Interests, may be exchanged. Class D common stock may be exchanged at any time, at the option of the holder, on a one-for-one basis for newly issued shares of Class A common stock. Beneficial ownership of shares of Class D common stock reflected in this table has also not been reflected as beneficial ownership of shares of our Class A common stock for which such shares may be converted.

(2)

Each holder of Class C common stock and Class D common stock is entitled to ten votes per share and each holder of Class A common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class C common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock and Class D common stock.

(3)

Percentage of voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock voting together as a single class (subject to class-specific weightings) and as calculated on a fully diluted basis.

(4)

Includes (A) 531,369 shares of Class A common stock held of record by PILI 2 Portfolio S.à r.l. and (B) 24,186 shares of Class A common stock held of record by PILI 2 Portfolio SCSp (together with PILI 2 Portfolio S.à r.l., the “PILI Entities”). The address for each of the PILI Entities is PO Box 503, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 6DJ.

PLAN OF DISTRIBUTION

General

The Selling Stockholders may offer and sell our Class A common stock in one or more transactions from time to time through one or more of the following methods:

•

on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and sell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through agents;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

To the extent required, this prospectus supplement may be amended or supplemented under Rule 424(b) or other applicable provision of the Securities Act from time to time to describe a specific plan of distribution.

To the extent required, a prospectus supplement, a post-effective amendment to the registration statement that includes this prospectus supplement or a filing under the Exchange Act that is incorporated by reference in this prospectus may be filed with the SEC relating to a particular offering of our Class A common stock by the Selling Stockholders, which may include the following information in connection with such offering:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of our Class A common stock;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or paid to dealers; and

•	any option under which underwriters may purchase additional shares of our Class A common stock from the Selling Stockholders.

The distribution of the Selling Stockholders’ Class A common stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices in block trades, or in underwritten offerings or in other types of trades.

Underwriting Compensation

The Selling Stockholders may offer our Class A common stock to the public through underwriting syndicates represented by a managing underwriter or managing underwriters or through an underwriter or underwriters without an underwriting syndicate. If underwriters are used for the sale of the Selling Stockholders’ Class A common stock, such Class A common stock will be acquired by the underwriters for their own account. The underwriters may resell the Selling Stockholders’ Class A common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of the Selling Stockholders’ Class A common stock, underwriters may receive compensation from the Selling Stockholders or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Selling Stockholders’ Class A common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If the Selling Stockholders use an underwriter or underwriters in the sale of particular Class A common stock, the Selling Stockholders will execute an underwriting agreement with those underwriters at the time of sale of that Class A common stock. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell that Class A common stock. Unless otherwise indicated in the prospectus supplement relating to a particular offering of Class A common stock, the obligations of the underwriters to purchase the Class A common stock will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the Class A common stock offered if any of the Selling Stockholders’ Class A common stock is purchased.

Underwriters, dealers and agents that participate in the distribution of the Selling Stockholders’ Class A common stock may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and any profit that they receive on the resale of the Selling Stockholders’ Class A common stock may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from the Selling Stockholders.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of Class A common stock registered pursuant to the shelf registration statement of which this prospectus supplement forms a part. Once sold under the registration statement of which this prospectus supplement forms a part, the shares of Class A common stock will be freely tradeable in the hands of persons other than our affiliates.

Indemnification

The Selling Stockholders may enter agreements under which underwriters and agents that participate in the distribution of their Class A common stock may be entitled to indemnification by the Selling Stockholders against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the Selling Stockholders’ Class A common stock is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase our Class A common stock. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of our Class A common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock. If the underwriters create a short position in our Class A common stock in connection with the offering (that is, if they sell more Class A common stock than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing Class A common stock in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements of Clearwater Analytics Holdings, Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Class A common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and therefore do not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC, including the filings that are incorporated by reference to this prospectus supplement and accompanying prospectus, are available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at https://www.clearwateranalytics.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of or incorporated into this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus supplement), unless otherwise indicated therein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022 (our “Annual Report on Form 10-K”) filed with the SEC on March 3, 2023;

•

Our Quarterly Reports on Form 10-Q for the quarter ended March  31, 2023 filed with the SEC on May 5, 2023, for the quarter ended June  30, 2023 filed with the SEC on August 4, 2023 and for the quarter ended September 30, 2023 filed with the SEC on November 3, 2023;

•	Our Current Reports on Form 8-K, filed on March 13, 2023, June 20, 2023 and June 22, 2023; and

•

The description of our Class A common stock contained under the caption “Description of Capital Stock” in the prospectus forming a part of our Registration Statement on Form S-1 (Registration No. 333-259155) filed on August 30, 2021, as updated by Exhibit 4.1 to our Annual Report on Form 10-K.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of these documents that are “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus supplement) after the date of this prospectus supplement and prior to the completion of the offering of all securities covered by this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Clearwater Analytics Holdings, Inc.

777 W. Main Street

Suite 900

Boise, ID 83702

Attention: Investor Relations

Telephone: (208) 433-1200

Prospectus

Clearwater Analytics Holdings, Inc.

Class A Common Stock

Offered, from time to time, by Clearwater Analytics Holdings, Inc.

177,461,342

Class A Common Stock

Offered, from time to time, by the Selling Stockholders

Clearwater Analytics Holdings, Inc. (“Clearwater,” the “Company,” “we,” “us” or “our”) may offer and sell shares of our Class A common stock from time to time in one or more transactions in amounts, at prices and on terms that will be determined at the time of the relevant offering.

In addition, certain selling stockholders of Clearwater named herein (the “Selling Stockholders”) may, from time to time, in one or more transactions, offer and sell up to 177,461,342 shares of Class A common stock, at prices and on terms that will be determined at the time of the relevant offering. Such shares of Class A common stock that may be sold by the Selling Stockholders represent shares of Class A common stock issuable to such Selling Stockholders upon the exchange of LLC Interests (as defined herein) (together with an equal number of Class C common stock) pursuant to the LLC Agreement (as defined herein) and upon the conversion of Class D common stock, in each case, on a one-for-one basis for newly issued shares of Class A common stock. We will not receive any of the proceeds from the sale of our Class A common stock offered by the Selling Stockholders.

We may offer and sell, and the Selling Stockholders may offer and sell, shares of our Class A common stock, in the same offering or in separate offerings, to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes some of the general terms that may apply to these shares of Class A common stock. The specific terms of any shares to be offered will be described in one or more supplements to this prospectus.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “CWAN.” The last reported closing sale price of our Class A common stock on the NYSE was $16.69 per share on March 7, 2023.

Investing in our shares of Class A common stock involves a number of risks. You should read this prospectus and any applicable prospectus supplement before you invest. See “Risk Factors” beginning on page 5 of this prospectus, in any applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of the factors you should carefully consider before deciding to purchase our Class A common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 8, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC utilizing the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time an indeterminate amount and the Selling Stockholders named herein may sell from time to time up to 177,461,342 shares of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and any Selling Stockholders may offer. Each time we or any Selling Stockholders sell securities in a transaction requiring a prospectus supplement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, the information in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement, together with the additional information incorporated by reference in this prospectus described below under “Where You Can Find More Information” before making an investment in our securities.

Neither we nor the Selling Stockholders have authorized any dealer, salesperson or other person to give you any additional information different from that contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus provided in connection with an offering. Neither we nor the Selling Stockholders take any responsibility for, and neither we nor the Selling Stockholders provide any assurance as to the reliability of, any other information that others may give you.

You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since that date.

This prospectus is not an offer to sell or solicitation of an offer to buy our securities in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful. Unless the context otherwise indicates, the terms “Clearwater,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Clearwater Analytics Holdings, Inc. and its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus), unless otherwise indicated therein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022 (our “Annual Report on Form 10-K”) filed with the SEC on March 3, 2023; and

•

The description of our Class A common stock contained under the caption “Description of Capital Stock” in the prospectus forming a part of our Registration Statement on Form S-1 (Registration No. 333-259155) filed on August 30, 2021, as updated by Exhibit 4.1 to our Annual Report on Form 10-K.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of these documents that are “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus) after the date of this prospectus and prior to the completion of the offering of all securities covered by the respective prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Clearwater Analytics Holdings, Inc.

777 W. Main Street

Suite 900

Boise, ID 83702

Attention: Investor Relations

Telephone: (208) 433-1200

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

PROSPECTUS SUMMARY

This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the terms of our Class A common stock, you should carefully read this document with any accompanying prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for additional information on us.

Our Company

Clearwater brings transparency to the opaque world of investment accounting and analytics with what we believe is the industry’s most trusted and innovative single instance, multi-tenant technology platform. Our cloud-native software allows clients to radically simplify their investment accounting operations, enabling them to focus on higher-value business functions such as asset allocation strategy and investment selection. Our platform provides comprehensive accounting, data and advanced analytics as well as highly-configurable reporting for global investment assets daily or on-demand, instead of weekly or monthly. We give our clients confidence that they are making the most informed decisions about investment performance, regulatory compliance and risk.

We provide investment accounting and reporting, performance measurement, compliance monitoring and risk analytics solutions for asset managers, insurance companies and large corporations. Every day, Clearwater’s powerful platform aggregates and normalizes data on over $6.4 trillion of global invested assets for over 1,200 clients. We bring modern software to an industry that has long been dominated by difficult-to-use, high cost legacy technologies and processes, which often lack data integrity and traceability, and often require significant manual intervention. The strength of our platform is demonstrated by our approximately 80% win rate for new clients over the prior five years in deals that reached the proposal stage.

The markets we serve are highly complex and changing rapidly. All asset owners and asset managers need timely, accurate and comprehensive information about their investment portfolios in order to effectively make capital allocation decisions, manage risk, measure performance, comply with regulations and communicate to various stakeholders internally and externally. This requires organizations to have a comprehensive, global view of their investment portfolio. A partial view of one asset class or one reporting regime is ineffective: delivering analysis on 95% of the portfolio is inadequate because, more often than not, the opaque final 5% of the portfolio creates disproportionate risk. A single client can invest in over 60 different asset classes, hold assets in over 40 different currencies, be governed by more than 10 accounting regimes and hold positions representing thousands of individual tax lots. These clients often have separate accounting, reporting, performance, compliance and risk management products for each asset class and each country. Furthermore, clients frequently require large teams of people to manually review, compare and enter data, correct errors and build custom reports across multiple disparate systems and spreadsheets. Our platform provides our clients with a single consolidated and transparent view of investment data and analytics.

We believe that client demand for Clearwater’s offering continues to grow not only in the United States, but also in financial centers around the world. Prior to 2008, institutions often invested in a narrower range of asset classes for which legacy solutions may have been able to provide adequate accounting, performance measurement, compliance monitoring and risk analytics. Over the past decade, however, clients’ needs have grown meaningfully as a result of industry-wide trends such as:

•	globalization;

•	increased regulatory requirements and complexity;

•	higher investment allocations in alternative assets (such as private equity, hedge funds, and derivatives and structured services);

•	greater demand for timely risk management and transparency given economic, interest rate and geopolitical volatility, and

•	pressure to increase speed and accuracy while reducing cost.

Clients no longer find it sufficient to review investment portfolios on a quarterly, monthly or even weekly basis. Their aged patchworks of on-premises software applications with multiple data warehouses and significant manual intervention expose them to time delays, a lack of data integrity and traceability, and a significant increase in errors, cost and ultimately risk. For many clients, this has become increasingly untenable.

We allow our clients to replace these legacy systems with modern cloud-native software. Our platform helps clients reduce cost, time, errors and risk and allows them to reallocate resources to other value-creating activities. Our software aggregates, reconciles and validates data from more than 2,800 daily data feeds and more than four million securities that have been modeled across multiple currencies, asset classes and countries. This cleansed and validated data runs through our proprietary accounting, performance, compliance and risk solutions to provide clients with powerful analytics and daily or on-demand configurable reporting. We offer multi-asset class, multi-basis, multi-currency accounting and analytics that provide clients with a comprehensive view of their holdings and related performance. This allows our clients to make better, more timely decisions about their investment portfolios.

Corporate Information

Clearwater Analytics Holdings, Inc. was incorporated as a Delaware corporation on May 18, 2021. Our principal executive offices are located at 777 W. Main Street, Suite 900, Boise, ID 83702, and our telephone number is (208) 433-1200. We maintain a website at https://www.clearwateranalytics.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus.

RISK FACTORS

Investing in our Class A common stock involves significant risks. Please see the risk factors under “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, as amended, revised or supplemented by subsequent Quarterly Reports on Form 10-Q which have been or will be incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents we have incorporated by reference herein contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in the sections captioned “Prospectus Summary” and “Risk Factors” in this prospectus and the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry and regulatory environment, potential growth opportunities and the effects of competition. Forward looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements in this prospectus. You should read this prospectus with the understanding that our actual future results may be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to factors discussed in the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Item 1A. Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, as amended, revised or supplemented by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which have been or will be incorporated by reference in this prospectus.

Forward-looking statements speak only as of the date of this prospectus or, as of the date given if provided in another filing with the SEC. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Some of the key factors that could cause actual results to differ from our expectations include the following:

•

we operate in a highly competitive industry, with many companies competing for business from insurance companies, asset managers, corporations and government entities on the basis of a number of factors, including the quality and breadth of solutions and services provided, ability to innovate, reputation and the prices of services, and this competition could hurt our financial performance;

•

we are dependent on fees based on the value of the assets on our platform for the vast majority of our revenues, and to the extent market volatility, a downturn in economic conditions or other factors cause negative trends or fluctuations in the value of the assets on our platform, our fee-based revenue and earnings may decline;

•

because some of our sales efforts are targeted at large financial institutions, corporations and government entities, we face prolonged sales cycles, substantial upfront sales costs and less predictability in completing some of our sales. If our sales cycle lengthens, or if our upfront sales investments do not result in sufficient revenue, our results of operations may be harmed;

•

we have experienced considerable revenue growth over the past several years, which may be difficult to sustain, and we depend on attracting and retaining top talent to continue growing and operating our business, and if we are unable to hire, integrate, develop, motivate and retain our personnel, we may not be able to maintain or manage our growth, which could have a material adverse effect on our business, financial condition or results of operations;

•

if our investment accounting and reporting solutions, regulatory reporting solutions or risk management or performance analytics solutions fail to perform properly due to undetected errors or similar problems, our business, financial condition, reputation or results of operations could be materially adversely affected;

•

our business relies heavily on computer equipment, cloud-based services, electronic delivery systems, networks and telecommunications systems and infrastructure, the Internet and the information technology systems of third parties. Any failures or disruptions in any of the foregoing could result in reduced revenues, increased costs and the loss of clients and could harm our business, financial condition, reputation and results of operations;

•

our failure to successfully integrate acquisitions, including the JUMP acquisition, could strain our resources. In addition, there are significant risks associated with growth through acquisitions, which may materially adversely affect our business, financial condition or results of operations;

•	if we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed;

•	if our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest, and our competitive position may be harmed;

•

we may need to defend ourselves against third-party claims that we are infringing, misappropriating or otherwise violating others’ intellectual property rights, which could divert management’s attention, cause us to incur significant costs, and prevent us from selling or using the technology to which such rights relate;

•

the Principal Equity Owners (as defined below) will continue to have significant influence over us, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of matters submitted to stockholders for a vote;

•

we are classified as a “controlled company,” and as a result, we qualify for, and rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements. In addition, the Principal Equity Owners’ interests may conflict with our interests and the interests of other stockholders; and

•	provisions in our certificate of incorporation and bylaws, may have the effect of delaying or preventing a change of control or changes in our management.

SELLING STOCKHOLDERS

The Selling Stockholders named below may offer from time to time in the future up to an aggregate of 177,461,342 shares of our Class A common stock, subject to adjustments for stock splits, stock dividends and reclassifications, which represents (i) 47,377,587 shares of Class A common stock issuable upon the exchange of an equal number of LLC Interests (together with an equal number of shares of Class C common stock) pursuant to the Third Amended and restated Limited Liability Company Agreement of CWAN Holdings, LLC (the “LLC Agreement”) and (ii) 130,083,755 shares of Class A common stock issuable upon the conversion of an equal number of shares of Class D common stock, which may be exchanged or converted, as applicable, at any time, at the option of the holder, on a one-for-one basis for newly issued shares of Class A common stock. See “Description of Capital Stock” for additional information. The term “Selling Stockholders” includes the persons listed in the table below and any of their transferees, pledgees, assignees, distributes, donees, lenders, successors or others who later hold any of the Selling Stockholders’ interests.

The following table sets forth information regarding the Selling Stockholders and the shares beneficially owned by such stockholders as of March 7, 2023. The information in the table below with respect to percentages of beneficial ownership and percentages of combined voting power before any offering pursuant to this prospectus is based on 62,333,740 shares of Class A common stock, 1,439,251 shares of Class B common stock, 47,377,587 shares of Class C common stock and 130,083,755 shares of Class D common stock issued and outstanding as of March 7, 2023.

The Selling Stockholders are not required to exchange their LLC Interests or convert their Class D common stock for shares of our Class A common stock. We are not required to issue shares of Class A common stock to any selling stockholder who elects to exchange LLC Interests. Instead, we may, in our sole discretion (determined solely by a majority of our directors who are disinterested), elect to satisfy the LLC Interest exchanges by paying cash. In addition, the Selling Stockholders listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, Class A common stock, Class C common stock or Class D common stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which they provided the information set forth in the table below. The maximum number of shares of Class A common stock offered hereby by the Selling Stockholders assumes the Selling Stockholders exchange or convert all of their Class C common stock and Class D common stock, as applicable, into Class A common stock and that we elect to satisfy all such exchange or conversion requests through the issuance of new shares of Class A common stock. Assuming we do issue shares of our Class A common stock to a holder of LLC Interests upon an exchange or conversion, as applicable, such holder may offer for sale all, some or none of such shares of Class A common stock. Therefore, it is difficult to estimate with any degree of certainty the aggregate number of shares that the Selling Stockholders will ultimately offer pursuant to this prospectus or that the Selling Stockholders will ultimately own upon completion of the offering to which this prospectus relates.

Information about additional Selling Stockholders, if any, including their identities and the Class A common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. Information concerning the Selling Stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus if and when necessary. For further information regarding material relationships and transactions between us and the Selling Stockholders set forth below, see “Certain Relationships and Related Transactions, and Director Independence” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns, subject to applicable community property laws.

	Beneficial Ownership Before this Offering								Class A Common Stock that may be Sold Hereby(3)	Beneficial Ownership After this Offering								Combined Voting Powers(7)(8)
	Class A Common Stock		Class B Common Stock		Class C Common Stock(1)		Class D Common Stock(2)			Class A Common Stock		Class B Common Stock		Class C Common Stock(1)		Class D Common Stock(2)		Before this Offering	After this Offering
Name of Beneficial Owner	Shares	%	Shares	%	Shares	%	Shares	%	Shares	Shares	%	Shares	%	Shares	%	Shares	%	%	%
Entities affiliated with Welsh Carson(4)	—	—	—	—	47,377,587	100%	63,638,103	48.9%	111,015,690	—	—	—	—	—	—	—	—	60.5%	—
Entities affiliated with Permira(5)	—	—	—	—	—	—	33,222,826	25.5%	33,222,826	—	—	—	—	—	—	—	—	18.1%	—
Entities with Warburg Pincus(6)	—	—	—	—	—	—	33,222,826	25.5%	33,222,826	—	—	—	—	—	—	—	—	18.1%	—

(1)

Pursuant to the LLC Agreement, LLC Interests (together with an equal number of Class C common stock) are exchangeable by the Selling Stockholders for an equal number of Class A common stock on a one-for-one basis from time to time. Beneficial ownership of shares of Class C common reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such shares, paired with equal number of LLC Interests, may be exchanged.

(2)

Class D common stock may be exchanged at any time, at the option of the holder, on a one-for-one basis for newly issued shares of Class A common stock. Beneficial ownership of shares of Class D common stock reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such shares may be converted.

(3)

Assumes (i) the exchange of all LLC Interests (together with an equal number of Class C common stock) beneficially owned by the Selling Stockholders pursuant to the LLC Agreement for an equal number of shares of Class A common stock on a one-for-one basis and (ii) the conversion of all shares of Class D common stock beneficially owned by the Selling Stockholders for Class A common stock on a one-for-one basis.

(4)

Includes 21,189,927 shares of Class C common stock (and associated units of LLC Interests) held by WCAS XII Carbon Analytics Acquisition, L.P., 24,572,711 shares of Class C common stock (and associated units of LLC Interests) held by WCAS XIII Carbon Analytics Acquisition, L.P., 1,614,949 shares of Class C common stock (and associated units of LLC Interests) held by WCAS GP CW LLC, 15,098,470 shares of Class D common stock held by Welsh, Carson, Anderson & Stowe XII, L.P., 6,520,137 shares of Class D common stock held by Welsh, Carson, Anderson & Stowe XII Delaware, L.P., 946,180 shares of Class D common stock held by Welsh, Carson, Anderson & Stowe XII Delaware II, L.P., 6,557,817 shares of Class D common stock held by Welsh, Carson, Anderson & Stowe XII Cayman, L.P., 14,677,126 shares of Class D common stock held by WCAS XII Carbon Investors, L.P. and 19,838,373 shares of Class D common stock held by WCAS XIII Carbon Investors, L.P. The general partner of Welsh, Carson, Anderson & Stowe XII Delaware, L.P. and Welsh, Carson, Anderson & Stowe XII Cayman, L.P. is WCAS XII Associates Cayman, L.P. The general partner of WCAS XII Carbon Analytics Acquisition, L.P., Welsh, Carson, Anderson & Stowe XII, L.P., WCAS XII Associates Cayman, L.P. and Welsh, Carson, Anderson & Stowe XII Delaware II, L.P. is WCAS XII Associates LLC (“WCAS XII Associates”). The general partner of WCAS XIII Carbon Analytics Acquisition, L.P. and the managing member of WCAS GP CW LLC is WCAS XIII Associates LLC (“WCAS XIII Associates”). Investment and voting decisions with respect to the shares held by the WCAS Entities are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the shares. The address of the foregoing persons is c/o Welsh, Carson, Anderson & Stowe, 599 Lexington Avenue, 18th Floor, New York, New York 10022.

(5)

Includes 33,222,826 shares of Class D common stock held by Galibier Purchaser, LLC. Galibier Holdings, LP is the sole member of Galibier Purchaser, LLC. Galibier Holdings, LP acts through its general partner, Galibier Holdings GP, LLC, which acts through its sole member, Gali SCSp, which acts through its general partner, Permira VII GP S.à r.l., whose board of directors consists of Eddy Perrier, Oliver Willis and Cédric Pedoni. Each of Eddy Perrier, Oliver Willis and Cédric Pedoni are directors of Permira VII GP S.à r.l., and as such, may participate in decisions regarding Permira VII GP S.à r.l.’s exercise of voting and investment power in respect of the shares of our Class D common stock held of record by Galibier Purchaser, LLC, but each disclaims beneficial ownership of such shares. The address for each of Galibier Purchaser, LLC; Galibier Holdings, LP; and Galibier Holdings GP, LLC is 320 Park Avenue, 28th Floor, New York, New York 10022, USA. The address for each of Gali SCSp and Permira VII GP S.a r.l. is 488, route de Longwy, L-1940 Luxembourg.

(6)

Includes 33,222,826 shares of Class D common stock held by WP CA Holdco, L.P. (“WP Holdco”). The general partner of WP Holdco is WP CA Holdco GP, LLC (“WP Holdco GP”). The managing members of WP Holdco GP are Warburg Pincus (Callisto) Global Growth (Cayman), L.P. (“WP Callisto”) and Warburg Pincus Financial Sector (Cayman), L.P. (“WP FS” and together with WP Callisto, the “Holdco GP Managers”). Warburg Pincus LLC (“WP LLC”) is the manager of the Holdco GP Managers. Warburg Pincus (Cayman) Global Growth GP, L.P. (“WP GG Cayman GP”) is the general partner of WP Callisto. Warburg Pincus (Cayman) Financial Sector GP, L.P. (“WP FS Cayman GP”) is the general partner of WP FS. Warburg Pincus (Cayman) Global Growth GP LLC (“WP GG Cayman GP LLC”) is the general partner of WP GG Cayman GP. Warburg Pincus (Cayman) Financial Sector GP LLC (“WP FS Cayman GP LLC”) is the general partner of WP FS Cayman GP. Warburg Pincus Partners II (Cayman), L.P. (“WPP II Cayman”) is the managing member of each of WP GG Cayman GP LLC and WP FS Cayman GP LLC. Warburg Pincus Partners II Holdings (Cayman), L.P. (“WPP II

Holdings Cayman”) is a limited partner of WPP II Cayman. WPP II Administrative (Cayman), LLC (“WPP II Administrative”) is the general partner of WPP II Holdings Cayman. Warburg Pincus (Bermuda) Private Equity GP Ltd. is the general partner of WPP II Cayman and the managing member of WPP II Administrative. Investment and voting decisions with respect to the issuer’s shares held by WP Holdco are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the Issuer’s shares. The address of the foregoing persons is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
(7)

Each holder of Class C common stock and Class D common stock is entitled to ten votes per share and each holder of Class A common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class C common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock and Class D common stock.

(8)

Percentage of voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock voting together as a single class (subject to class-specific weightings) and as calculated on a fully exchanged and converted diluted basis.

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds from the sale of any Class A common stock offered by us under this prospectus and any related prospectus supplement for our operations and for general corporate purposes. These purposes may include, without limitation, financing of acquisitions and capital expenditures, share repurchases, dividend payments, additions to working capital and refinancing, repayment or redemption of existing indebtedness. Pending any specific application, we may initially invest the net proceeds in securities or apply them to the reduction of short-term indebtedness until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds. Additional information on the use of net proceeds from the sale of Class A common stock that we may offer from time to time by this prospectus may be set forth in the applicable prospectus supplement relating to a particular offering.

We will not receive any proceeds from the sale of shares of our Class A common stock by any Selling Stockholder. All of the shares of Class A common stock offered by the Selling Stockholders pursuant to this prospectus and any related prospectus supplement will be sold by the Selling Stockholders for their own account. We may, however, bear a portion of the expenses of the offering of Class A common stock by the Selling Stockholders, except that the Selling Stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of our Class A common stock and does not purport to be complete. The following also contains a description, which does not purport to be complete, of our Class B common stock, Class C common stock and Class D common stock, which are not registered pursuant to the Exchange Act, but are described below to assist investors’ understanding of the material terms of our Class A common stock. For a complete description of our Class A common stock, please refer to our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), and Amended and Restated Bylaws (our “Bylaws”). This summary description is qualified in its entirety by reference to these documents, each of which is included as an exhibit to the registration statement, of which this prospectus is a part, and the text of the relevant provisions of the Delaware General Corporation Law (the “DGCL”).

Authorized Capitalization

Our authorized capital stock consists of 1,500,000,000 shares of Class A common stock, par value $0.001 per share; 500,000,000 shares of Class B common stock, par value $0.001 per share; 500,000,000 shares of Class C common stock, par value $0.001 per share; 500,000,000 shares of Class D common stock, par value $0.001 per share; and 100,000,000 shares of preferred stock, par value $0.001 per share. As of March 7, 2023, 62,333,740 shares of our Class A common stock, 1,439,251 shares of our Class B common stock, 47,377,587 shares of our Class C common stock, 130,083,755 shares of our Class D common stock and no shares of our preferred stock were outstanding. Holders of our common stock are entitled to the following rights.

Class A Common Stock

Voting Rights

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of our Class A common stock vote together with holders of our Class B common stock, Class C common stock and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our Certificate of Incorporation or as otherwise required by applicable law or our Certificate of Incorporation.

Dividend Rights

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation Rights

Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock and Class D common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.

Other Matters

Our Certificate of Incorporation does not entitle holders of our Class A common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class A common stock. All outstanding shares of our Class A common stock are, and the shares of our Class A common stock offered by this prospectus will be, fully paid and nonassessable.

Class B Common Stock

Voting Rights. Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our stockholders generally. Holders of shares of our Class B common stock vote together with holders of our Class A common stock, Class C common stock and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our Certificate of Incorporation or as otherwise required by applicable law or our Certificate of Incorporation.

Issuance of Shares. Shares of Class B common stock are issued from time to time only to the extent necessary to maintain a one-to-one ratio between the number of common units of CWAN Holdings, LLC (the “LLC Interests”) held by the Other Continuing Equity Owners (as defined in our Annual Report on Form 10-K) and the number of shares of our Class B common stock issued to such Other Continuing Equity Owners. Shares of Class B common stock are transferable only together with an equal number of LLC Interests. Only Permitted Transferees of LLC Interests held by the Other Continuing Equity Owners will be Permitted Transferees of Class B common stock. Each share of Class B common stock and accompanying LLC Interest is required to be converted into one share of Class A common stock immediately prior to any sale or other transfer of such share by an Other Continuing Equity Owner or any of its affiliates or Permitted Transferees to a non-Permitted Transferee.

Dividend and Distribution Rights. Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation.

Exchange Rights. Each share of our Class B common stock will be redeemed and canceled by us if the holder exchanges one LLC Interest and such share of Class B common stock for one share of Class A common stock pursuant to the terms of the LLC Agreement. At our option, we may issue cash upon such exchange instead of Class A common stock.

Conversion. Each share of our Class B common stock transferred to a non-Permitted Transferee will automatically convert into a share of our Class A common stock immediately prior to such transfer.

Other Matters. Our Certificate of Incorporation does not entitle holders of our Class B common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class B common stock. All outstanding shares of our Class B common stock are fully paid and nonassessable.

Class C Common Stock

Voting Rights. Each share of our Class C common stock entitles its holders to ten votes per share on all matters presented to our stockholders generally. Holders of shares of our Class C common stock vote together with holders of our Class A common stock, Class B common stock and Class D common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our Certificate of Incorporation or as otherwise required by applicable law or our Certificate of Incorporation.

Issuance of Shares. Shares of Class C common stock are issued from time to time only to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by Welsh, Carson, Anderson & Stowe, Warburg Pincus LLC, Permira Advisers LLC and their affiliates (collectively, the “Principal Equity Owners”) and the number of shares of our Class C common stock issued to the Principal Equity Owners. Shares of Class C common stock are transferable only together with an equal number of LLC Interests. Only Permitted Transferees of LLC Interests held by the Principal Equity Owners will be permitted transferees of Class C common stock. Each share of Class C common stock and accompanying LLC Interest is required to be converted into one share of Class A common stock immediately prior to any sale or other transfer of such share by a Principal Equity Owner or any of its affiliates or permitted transferees to a non-permitted transferee.

Dividend and Distribution Rights. Holders of our Class C common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation.

Exchange Rights. Each share of our Class C common stock will be redeemed and canceled by us if the holder exchanges one LLC Interest and such share of Class C common stock for one share of Class A common stock or, if requested by a Principal Equity Owner, Class D common stock, pursuant to the terms of the LLC Agreement. At our option, we may issue cash upon an exchange of Class C common stock for Class A common stock, instead of such Class A common stock.

Conversion. Shares of our Class C common stock may be exchanged at any time, at the option of the holder, for newly issued shares of our Class B common stock, on a one-for-one basis (in which case their shares of our Class C common stock will be cancelled on a one-for-one basis upon any such issuance). Each share of our Class C common stock will automatically convert into a share of our Class B common stock upon the earlier of (i) the date that affiliates of Welsh, Carson, Anderson & Stow (“Welsh Carson”) own less than 5% of our common stock and (ii) the date that is seven years following our IPO (as defined in our Annual Report on Form 10-K). Each share of our Class C common stock transferred to a non-permitted transferee will automatically convert into a share of our Class A common stock immediately prior to such transfer.

Other Matters. Our Certificate of Incorporation does not entitle holders of our Class C common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class C common stock. All outstanding shares of our Class C common stock are fully paid and nonassessable.

Class D Common Stock

Voting Rights. Holders of shares of our Class D common stock are entitled to ten votes for each share held of record on all matters presented to our stockholders generally. Holders of shares of our Class D common stock vote together with holders of our Class A common stock, Class B common stock and Class C common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our Certificate of Incorporation or as otherwise required by applicable law or our Certificate of Incorporation.

Dividend Rights. Holders of shares of our Class D common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Liquidation Rights. Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock and Class D common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.

Conversion. Shares of our Class D common stock may be exchanged at any time, at the option of the holder, for newly issued shares of our Class A common stock, on a one-for-one basis (in which case their shares of our Class D common stock will be cancelled on a one-for-one basis upon any such issuance). Each share of Class D common stock is required to be converted into one share of Class A common stock immediately prior to any sale or other transfer of such share by a Principal Equity Owner or any of its affiliates or permitted transferees to a non-permitted transferee. Each share of our Class D common stock will automatically convert into a share of our Class A common stock upon the earlier of (i) the date that affiliates of Welsh Carson own less than 5% of our common stock and (ii) the date that is seven years following our IPO.

Other Matters. Our Certificate of Incorporation does not entitle holders of our Class D common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Class D common stock. All outstanding shares of our Class D common stock are fully paid and nonassessable.

Authorized but Unissued Preferred Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply as long as our Class A common stock is listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the combined voting power of our Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans.

Unless required by law or by any stock exchange on which our common stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our Certificate of Incorporation authorizes our board of directors to establish, from time to time, the number of shares to be included in each series of preferred stock, and to fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each series of preferred stock, and any of its qualifications, limitations or restrictions. Our board of directors is also able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series of preferred stock then outstanding, without any further vote or action by the stockholders.

The existence of unissued and unreserved common stock or preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Antitakeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Certain provisions of Delaware law, our Certificate of Incorporation and our Bylaws could make the acquisition of our Company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interests, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.

Multi-class Common Stock Structure

Holders of shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or our Certificate of Incorporation. Each share of our Class A common stock entitles its holder to one vote per share, each share of our Class B common stock entitles its holder to one vote per share, each share of our Class C common stock entitles its holder to ten votes per share and each share of our Class D common stock entitles its holder to ten votes per share on all matters presented to our stockholders generally.

Authorized but Unissued Shares; Undesignated Preferred Stock

The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Board Classification

Our Certificate of Incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors. Our Certificate of Incorporation and Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.

No Cumulative Voting

Our Certificate of Incorporation provides that stockholders are not permitted to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called, prior to the date on which the Principal Equity Owners, collectively or singly, cease to beneficially own shares of our common stock representing at least 50% of the voting power of our common stock (the “Trigger Event”), only by or at the direction of our board of directors or our Chairman at the request of holders of not less than a majority of the combined voting power of our Class A common stock, Class B common stock, Class C common stock and Class D common stock and, from and after the Trigger Event, only by or at the direction of our board of directors or our Chairman.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation precludes stockholder action by written consent from and after the Trigger Event.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors

Our Bylaws require stockholders seeking to bring business before an annual meeting of stockholders or to nominate individuals for election as directors at an annual or special meeting of stockholders to provide timely notice in writing. To be timely, a stockholder’s notice needs to be sent to and received by our Secretary both (1) at our principal executive offices by hand delivery, overnight courier service, or by certified or registered mail, return receipt required, and (2) by electronic mail, as provided in our Bylaws, no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary of the immediately preceding annual meeting of stockholders, or if no annual meeting was held in the preceding year, such notice will be timely only if received no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the date on which a public announcement of the date of the annual meeting was made by us. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of our Company.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our Certificate of Incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our Certificate of Incorporation provides that from and after the Trigger Event, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of common stock of our Company entitled to vote thereon. Under that certain Stockholders Agreement, dated as of September 28, 2021, by and among our Company and the Principal Equity Owners (the “Stockholders’ Agreement”), prior to the Trigger Event, directors nominated by a Principal Equity Owner and serving as a director shall not be removed by the other Principal Equity Owners without cause. In addition, our Certificate of Incorporation also provides that from and after the Trigger Event, any newly created directorship on our board of directors that results from an increase in the number of directors and any vacancy occurring in our board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

Supermajority Provisions

Our Certificate of Incorporation and Bylaws provide that our board of directors is expressly authorized to alter, amend, rescind or repeal, in whole or in part, our Bylaws without a stockholder vote in any matter not inconsistent with Delaware law and our Certificate of Incorporation. From and after the Trigger Event, in addition to any vote of the holders of any class or series of capital stock of our Company required therein, our Bylaws or applicable law, any amendment, alteration, rescission or repeal of our Bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our Certificate of Incorporation provides that the following provisions in our Certificate of Incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our Bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding removal of directors;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our board of directors and newly created directorships;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding Section 203 of the DGCL;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director and governing forum selection; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL provides that, subject to certain stated exceptions, a corporation may not engage in a business combination with any “interested stockholder” (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

An “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person.

We have opted out of Section 203 of the DGCL; however, our Certificate of Incorporation contains substantially similar provisions. Our Certificate of Incorporation provides that our Principal Equity Owners and their affiliates and any of their respective direct or indirect transferees, and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

New York Stock Exchange Listing

Our Class A common stock is listed on the NYSE under the symbol “CWAN.”

PLAN OF DISTRIBUTION

General

We and/or one or more Selling Stockholders may offer and sell our Class A common stock in one or more transactions from time to time through one or more of the following methods:

•

on the New York Stock Exchange or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and sell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through agents;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	broker-dealers may agree with us or the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

A prospectus supplement relating to a particular offering of our Class A common stock may include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of our Class A common stock;

•	any net proceeds to us from the sale of our Class A common stock;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or paid to dealers; and

•	any option under which underwriters may purchase additional shares of our Class A common stock from us or any Selling Stockholder.

The distribution of our Class A common stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices in block trades, or in underwritten offerings or in other types of trades.

Underwriting Compensation

We and/or one or more the Selling Stockholders may offer our Class A common stock to the public through underwriting syndicates represented by a managing underwriter or managing underwriters or through an underwriter or underwriters without an underwriting syndicate. If underwriters are used for the sale of our Class A common stock, our Class A common stock will be acquired by the underwriters for their own account. The underwriters may resell our Class A common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of our Class A common stock, underwriters may receive compensation from us, any Selling Stockholders or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our Class A common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

If we use an underwriter or underwriters in the sale of particular Class A common stock, we will execute an underwriting agreement with those underwriters at the time of sale of that Class A common stock. The names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell that Class A common stock. Unless otherwise indicated in the prospectus supplement relating to a particular offering of Class A common stock, the obligations of the underwriters to purchase the Class A common stock will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the Class A common stock offered if any of our Class A common stock is purchased.

Underwriters, dealers and agents that participate in the distribution of our Class A common stock may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and any profit that they receive on the resale of our Class A common stock may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us.

Indemnification

We may enter agreements under which underwriters and agents that participate in the distribution of our Class A common stock may be entitled to indemnification by us against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Related Transactions

Various of the underwriters who participate in the distribution of our Class A common stock, and their affiliates, may perform various commercial banking and investment banking services for us from time to time in the ordinary course of business.

Delayed Delivery Contracts

We may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase our Class A common stock from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of our Class A common stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of our Class A common stock is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase our Class A common stock. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of our Class A common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A common stock. If the underwriters create a short position in our Class A common stock in connection with the offering (that is, if they sell more Class A common stock than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing Class A common stock in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, New York, New York. If any legal matters relating to offerings made in connection with this prospectus are passed upon by counsel for the underwriters, dealers or agents, that counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of Clearwater Analytics Holdings, Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Clearwater Analytics Holdings, Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is https://www.sec.gov.

Our corporate website address is located at https://www.clearwateranalytics.com. Through our website, we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of or incorporated into this prospectus or the registration statement of which this prospectus is a part.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the Class A common stock offered under this prospectus. The registration statement can be read at the SEC website.

555,555 Shares

Clearwater Analytics Holdings, Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

November 6, 2023